Exhibit 99.1

SMARTBANK STRENGTHENS EXECUTIVE TEAM WITH APPOINTMENT OF CYNTHIA A. CAIN AS CHIEF OPERATING OFFICER

KNOXVILLE, Tenn., March 31, 2026 – SmartBank announced today the promotion of Cynthia A. Cain to Chief Operating Officer (“COO”), effective immediately. The addition of the COO role reflects SmartBank’s continued focus on strengthening its leadership structure and positioning the organization for long-term growth amid rapid industry change.

In her new role, Ms. Cain will oversee Operations, Technology, Data, AI Governance, Digital & Innovation, and all Payments functions—areas that are increasingly critical to delivering efficiency, scalability, and exceptional client experiences. Establishing a dedicated, full-time COO enhances coordination across these functions and sharpens SmartBank’s ability to adapt in an evolving financial services landscape.

“Cynthia is the right leader at the right time for SmartBank,” said Billy Carroll, President and Chief Executive Officer of SmartBank. “As our industry continues to change at an accelerated pace, this role allows us to bring greater focus and alignment to the operational and technology areas that will shape our future. Cynthia’s leadership, deep institutional knowledge, and ability to lead through change make her uniquely qualified to step into this role.”

Ms. Cain brings more than 30 years of experience in accounting, financial operations, business analysis, process improvement, and program implementation. She joined SmartBank in 2019 and has held multiple senior leadership roles, most recently serving as Chief Accounting Officer, where she played a key role in financial reporting, forecasting, budgeting, and strategic planning.

Prior to joining SmartBank, Ms. Cain served as Senior Vice President in the Accounting Department at South State Bank in Columbia, South Carolina, where she was heavily involved in accounting operations, financial reporting, mergers and acquisitions, stress testing, and strategic planning.

“I’m honored to take on this role and excited about what it represents for SmartBank’s future,” said Ms. Cain. “This position reinforces our commitment to thoughtful growth, innovation, and operational excellence. I’m proud to work alongside a strong leadership team as we continue to build a bank that serves our clients, communities, and associates well.”

About SmartBank, Inc.

Founded in 2007, SmartBank is a full-service commercial bank providing banking, investment, and mortgage financial services, with 42 financial centers spanning Alabama, Tennessee, and Florida, as well as loan production offices in Columbus, Georgia, and Brentwood, Tennessee. Recruiting the best people, delivering exceptional client service, strategic expansion, and a disciplined approach to lending have contributed to SmartBank’s success. For more information on SmartBank, visit www.smartbank.com.

Media Contact

Kelley Fowler
Senior Vice President, Marketing & Public Relations Director
Email: kelley.fowler@smartbank.com